UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 28, 2021
Date of Report (date of earliest event reported)
DROPBOX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38434	26-0138832
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1800 Owens St.
San Francisco, California 94158
(Address of principal executive offices)
(415) 857-6800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, par value $0.00001 per share	DBX	The NASDAQ Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Director

On July 28, 2021, Robert J. Mylod resigned as a member of the Board of Directors (the “Board”) of Dropbox, Inc. (the “Company”). Mr. Mylod’s resignation as a director was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

“Bob has been a key partner through some of our biggest transformations as a company,” said Dropbox Co-Founder and Chief Executive Officer Drew Houston. “From our IPO to our HelloSign and DocSend acquisitions to our shift to distributed work, Bob’s leadership, financial acumen, and long-term perspective have been invaluable in helping us get to where we are today. On behalf of the Dropbox team, I’d like to thank Bob for his guidance and support and wish him well in his next endeavor.”

“It’s been a privilege to serve on the Dropbox Board over the past seven years,” said Mr. Mylod. “This is a team that is laser-focused on its mission and on seizing the incredible opportunity in front of it to shape how we experience work for the better. I’m proud of all that we’ve accomplished together and look forward to celebrating the company’s future successes.”

(d) Election of Director
On July 28, 2021, the Board appointed Sara Mathew to serve as a member of the Board. She was also appointed to the Audit Committee of the Board, and the Compensation Committee of the Board, replacing Mr. Mylod upon his departure.

“I’m thrilled to have Sara join our Board,” said Mr. Houston. “She’s well-regarded for her impressive depth of experience and leadership in building and growing storied brands. Sara’s strong financial and business expertise will be a huge benefit to us as we tackle the opportunity ahead and deliver even more value to our customers.”

“I’ve been a steadfast Dropbox user for years, and I’m honored to join the company’s board,” said Ms. Mathew. “It’s a ubiquitous brand with a team that is known for building products that make people’s lives easier. Dropbox is on the cutting edge of the future of work, and I believe the company has a long runway ahead. I look forward to being part of such an exciting chapter in the Dropbox journey.”

There are no arrangements or understandings between Ms. Mathew and any other person, in each case, pursuant to which Ms. Mathew was appointed to serve on the Board. There are no family relationships between Ms. Mathew and any other director or executive officer of the Company and there have been no transactions between Ms. Mathew and the Company in the last fiscal year, and none are currently proposed, that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Mathew will receive the standard compensation available to the Company’s current non-employee directors, which is discussed in the Company’s Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on April 7, 2020. In accordance with the Company’s customary practice, the Company will also enter into its standard form of indemnification agreement with Ms. Mathew, which agreement is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-223182) filed with the SEC on February 23, 2018.

A copy of the blog post announcing Ms. Mathew’s appointment to the Board is attached hereto as Exhibit 99.1.

For additional information, see the blog post attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 – Financial Statements and Exhibits
(d) Exhibits:

Exhibit No.	Exhibit Description
99.1	Blog post published by Dropbox, Inc. on July 29, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2021

Dropbox, Inc.
/s/ Bart Volkmer
Bart Volkmer
Chief Legal Officer